                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                SCHEDULE 14D-9/A
                                (Amendment No. 1)

                   Solicitation/Recommendation Statement Under
                 Section 14(d)(4) of the Securities Act of 1934


                        GULF INDONESIA RESOURCES LIMITED
                            (Name of Subject Company)

                        GULF INDONESIA RESOURCES LIMITED
                       (Name of Persons Filing Statement)

                                  COMMON SHARES
                         (Title of Class of Securities)

                                    402284103
                      (CUSIP Number of Class of Securities)

                                  Jason Doughty
                        Gulf Indonesia Resources Limited
                              401 - 9th Avenue S.W.
                               Calgary, AB T2P 2H7
                                     Canada
                                 (403) 233-3354
                  (Name, address and telephone number of person
                authorized to receive notices and communications
                  on behalf of the preson(s) filing statement)

                                 with copies to:

  George G. Young III                                     Robert R. Rooney
 Haynes and Boone, LLP                                   Bennett Jones LLP
 1000 Louisiana Street                                 4500 Bankers Hall East
      Suite 4300                                        Calgary, AB T2P 4K7
Houston, TX 77002-5012                                         Canada
 Phone (713) 547-2081                                   Phone (403) 298-3420
  Fax (713) 236-5699

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.



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This Amendment No. 1 amends the Solicitation/Recommendation Statement on
Schedule 14D-9 initially filed with the Securities and Exchange on June 12, 2002 (the "Schedule 14D-9") by Gulf Indonesia Resources Limited, a New Brunswick corporation ("Gulf Indonesia"). The Schedule 14D-9 relates to the offer by Conoco Canada Resources Limited, a Nova Scotia corporation ("Conoco Canada") and wholly owned subsidiary of Conoco Inc., a Delaware corporation ("Conoco"), to purchase all the outstanding common shares, par value $0.01 per share (the "Shares"), of Gulf Indonesia not owned by Conoco Canada, at a purchase price of $13.25 per share, net to the seller in cash, without interest thereon, upon the terms and conditions set forth in the Offer to Purchase dated June 12, 2002 and in the related Letter of Transmittal (which together with any amendments or supplements thereto , collectively constitute the "Offer").

Item 9.  Exhibits.

Item 9 is hereby amended and supplemented to include the following additional exhibits:

---------------------------------------------------------------------------
Exhibit Number              Description
---------------------------------------------------------------------------
(a)(12)                     Stock Option Exercise Election
---------------------------------------------------------------------------
(a)(13)                     Restricted Stock Unit Cancellation Form
---------------------------------------------------------------------------
(a)(14)                     SAR Cancellation Form
---------------------------------------------------------------------------

                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        GULF INDONESIA RESOURCES LIMITED

Dated: July 11, 2002                            /s/ ANDREW HASTINGS
                                        -----------------------------------
                                             Name:  Andrew Hastings
                                             Title: Vice President Gas
                                                    Marketing and Business
                                                    Development

                                  Exhibit Index

------------------------------------------------------------------------------
Exhibit Number              Description
------------------------------------------------------------------------------
(a)(12)                     Stock Option Exercise Election
------------------------------------------------------------------------------
(a)(13)                     Restricted Stock Unit Cancellation Form
------------------------------------------------------------------------------
(a)(14)                     SAR Cancellation Form
------------------------------------------------------------------------------